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                                                                      EXHIBIT 99
PRESS RELEASE

FOR IMMEDIATE RELEASE

CENTRAL FEDERAL CORPORATION ANNOUNCES THE SALE OF 327,500 SHARES OF COMMON STOCK IN A PRIVATE PLACEMENT

Central Federal Corporation (Nasdaq: GCFC), announced today that it has raised more than $3.2 million in a private placement of 327,500 shares of its common stock to a limited number of persons, nearly all of whom are accredited investors. With the completion of the private placement, the total number of outstanding shares of Central Federal's common stock is approximately 1.97 million.

Central Federal intends to use the net proceeds of the sale for general corporate purposes and to fund the general growth of its business.

The shares of common stock sold in the private placement have not been registered under the Securities Act of 1933 or under the securities laws of any state or other jurisdiction. They were offered and sold in reliance on exemptions from the registration requirements of the Securities Act and applicable state securities laws. The shares are restricted securities and may not be transferred or resold by the holders absent registration under the Act and applicable state law, unless pursuant to available exemptions from the registration requirements. Central Federal has no obligation to register the shares; however, it will register the shares at some future date, if its Board of Directors deems registration to be advisable.

Central Federal Corporation, the holding company for Central Federal Bank, was organized as a Delaware corporation in September 1998, in connection with the bank's conversion from a mutual to stock organization. The bank is a community-oriented financial services company founded in 1892.

For more information about Central Federal, contact David C. Vernon at 330-666-7979 or Edward L. Baumgardner at 330-532-1517.

This release contains certain forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, as amended. We intend these forward-looking statements to be subject to the safe harbor created by that provision. These forward-looking statements involve risks and uncertainties and include, but are not limited to, statements regarding future events and our plans, goals and objectives. Our actual results may differ materially from these statements. Although we believe the assumptions underlying the assumptions are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in these forward-looking statements will be realized. The inclusion of this forward-looking information should not be regarded as a representation by our company or by any person that the future events, plans or expectations contemplated by our company will be achieved. Furthermore, past performance in operations and share price is not necessarily predictive of future performance.